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                                                             UNITED STATES                                       OMB APPROVAL
                                                   SECURITIES AND EXCHANGE COMMISSION                      ------------------------
                                                         WASHINGTON, D.C.  20549                           OMB Number:    3235-0101
                                                                                                           Expires:    May 31, 2000
                                                                                                           Estimated average burden
                                                                                                           hours per response...2.0
                                                                 FORM 144
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                                                                                                               SEC USE ONLY
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                                                    NOTICE OF PROPOSED SALE OF SECURITIES                  DOCUMENT SEQUENCE NO.
                                            PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933
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                                                                                                           CUSIP NUMBER
ATTENTION:  TRANSMIT FOR FILING 3 COPIES OF THIS FORM CONCURRENTLY WITH EITHER PLACING AN ORDER
            WITH A BROKER TO EXECUTE SALE OR EXECUTING A SALE DIRECTLY WITH A MARKET MAKER.
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----------------------------------------------------------------------------------------------------------  WORK LOCATION
1(a)  NAME OF ISSUER (PLEASE TYPE OR PRINT)             (b)  IRS IDENT. NO.      (c)  S.E.C. FILE NO.

              Wade Cook Financial Corporation                91-1772094               000-29342
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1(d)  ADDRESS OF ISSUER             STREET              CITY           STATE               ZIP CODE         (e) TELEPHONE NO.
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                                                                                                            AREA CODE       NUMBER
      14675 INTERURBAN AVE S                         SEATTLE         WA               98168                    206        901-3000

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2(a) NAME OF PERSON FOR WHOSE ACCOUNT   (b)  IRS IDENT. NO  (c)  RELATIONSHIP   (d)  ADDRESS STREET      CITY     STATE    ZIP CODE
     THE SECURITIES ARE TO BE SOLD                               TO ISSUER
             Wade B. Cook Trustee for                             Director/        14675 Interurban Avenue South, Seattle, WA 98168
             Wade B. Cook Family Trust                             Officer
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              INSTRUCTION:  THE PERSON FILING THIS NOTICE SHOULD CONTACT THE ISSUER TO OBTAIN THE I.R.S. IDENTIFICATION NUMBER
                                                         AND THE S.E.C. FILE NUMBER.
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3(a)                (b)                       SEC USE ONLY  (c)            (d)          (e)           (f)             (g)
    TITLE OF           NAME AND ADDRESS OF    ------------     NUMBER OF      AGGREGATE    NUMBER OF     APPROXIMATE     NAME OF
    THE CLASS          EACH BROKER THROUGH                     SHARES OR      MARKET       SHARES OR     DATE OF SALE    EACH
    OF SECURITIES      WHOM THE SECURITIES    BROKER-DEALER    OTHER UNITS    VALUE        OTHER UNITS   (SEE INSTR.     SECURITIES
    TO BE SOLD         ARE TO BE OFFERED OR   FILE NUMBER      TO BE SOLD     (SEE INSTR.  OUTSTANDING   3(f))           EXCHANGE
                       EACH MARKET MAKER                       (SEE INSTR.    3(d))        (SEE INSTR.)  (MO. DAY  YR.)  (SEE INSTR.
                       WHO IS ACQUIRING THE                    3(c))                       3(e)                          3(g))
                       SECURITIES
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    Common             Everen Securities                       108,500        $609,189     61,002,583    12/30/97        OTC BB
                       111 East Kilbourn Avenue
                       Milwaukee, WI  33202
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INSTRUCTIONS:
1.  (a)  Name of issuer                                    3.  (a)  Title of the class of securities to be sold
    (b)  Issuer's I.R.S. Identification Number                 (b)  Name and address of each broker through whom the securities
    (c)  Issuer's S.E.C. file number, if any                        are intended to be sold
    (d)  Issuer's address, including zip code                  (c)  Number of shares or other units to be sold (if debt securities,
    (e)  Issuer's telephone number, including area code             give the aggregate face amount)
                                                               (d)  Aggregate market value of the securities to be sold as of a specified date within 10 days prior to the filing of this notice
                                                               (e)  Number of shares or other units of the class outstanding, or if debt securities the face amount thereof outstanding, as shown by the most recent report or statement published by the issuer
2.  (a)  Name of person for whose account the securities       (f)  Approximate date on which the securities are to be sold
         are to be sold                                        (g)  Name of each securities exchange, if any, on which the
    (b)  Such person's I.R.S. identification number,                securities are intended to be sold
         if such person is an entity
    (c)  Such person's relationship to the issuer
         (e.g., officer, director, 10% stockholder,
         or member of immediate family of any of the
         foregoing)
    (d)  Such person's address, including zip code


          POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
                                       UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
                                                      TABLE I -- SECURITIES TO BE SOLD

                       FURNISH THE FOLLOWING INFORMATION WITH RESPECT TO THE ACQUISITION OF THE SECURITIES TO BE SOLD
                  AND WITH RESPECT TO THE PAYMENT OF ALL OR ANY PART OF THE PURCHASE PRICE OR OTHER CONSIDERATION THEREFOR:

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                                                                Name of Person from Whom      Amount of
     Title of       Date you       Nature of Acquisition        Acquired (IF GIFT, ALSO       Securities     Date of   Nature of
     the Class      Acquired       Transaction                  GIVE DATE DONOR ACQUIRED)     Acquired       Payment   Payment
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     Common         5/95           Acquisition of company       Profit Financial Corporation  2,080,000      5/95      Exchange of
                                   through pooling of                                                                  Stock
                                   interests.






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INSTRUCTIONS: 1.   If the securities were purchased and full         2.   If within two years after the acquisition of the
                   payment therefor was not made in cash at               securities the person for whose account they are to be
                   the time of purchase, explain in the table             sold had any short positions, put or other option to
                   or in a note thereto the nature of the                 dispose of securities referred to in paragraph (d)(3)
                   consideration given.  If the consideration             of Rule 144, furnish full information with respect
                   consisted of any note or other obligation,             thereto.
                   or if payment was made in installments
                   describe the arrangement and state when the
                   note or other obligation was discharged in
                   full or the last installment paid.
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                                            TABLE II -- SECURITIES SOLD DURING THE PAST 3 MONTHS

                     FURNISH THE FOLLOWING INFORMATION AS TO ALL SECURITIES OF THE ISSUER SOLD DURING THE PAST 3 MONTHS
                                       BY THE PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD.
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                                                                                              Amount of
         Name and Address of Seller         Title of Securities Sold      Date of Sale        Securities Sold     Gross Proceeds
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         Money Chef, Inc.                   Common                        11/12/97            6,000               $65,800








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REMARKS:

         **  This notice supercedes and amends the Form 144 filed on December 22, 1997.  No further shares as registered under the previously filed Form 144 will be sold.





INSTRUCTIONS:                                                   ATTENTION:
See the definition of "person" in paragraph (a) of Rule 144.    THE PERSON FOR WHOSE ACCOUNT THE SECURITIES TO WHICH THIS NOTICE
Information is to be given not only as to the person for whose  RELATES ARE TO BE SOLD HEREBY REPRESENTS BY SIGNING THIS NOTICE
account the securities are to be sold but also as to all other  THAT HE DOES NOT KNOW ANY MATERIAL ADVERSE INFORMATION IN REGARD
persons included in that definition.  In addition, information  TO THE CURRENT AND PROSPECTIVE OPERATIONS OF THE ISSUER OF THE
shall be given as to sales by all persons whose sales are       SECURITIES TO BE SOLD WHICH HAS NOT BEEN PUBLICLY DISCLOSED.
required by paragraph (e) of Rule 144 to be aggregated with
sales for the account of the person filing this notice.


                      2/27/98                                              /s/ Wade B. Cook
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                   DATE OF NOTICE                                                        (SIGNATURE)

                          THE NOTICE SHALL BE SIGNED BY THE PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD.
                                          AT LEAST ONE COPY OF THE NOTICE SHALL BE MANUALLY SIGNED.
                                   ANY COPIES NOT MANUALLY SIGNED SHALL BEAR TYPED OR PRINTED SIGNATURES.
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    ATTENTION:  INTENTIONAL MISSTATEMENTS OR OMISSION OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)
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                                                                                                                     SEC 1147 (7-97)